UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

DELTA APPAREL, INC.

(Name of Issuer)

Common Stock (par value $0.01 per share)

(Title of Class of Securities)

247368103

(CUSIP Number)

December 31, 2020
1

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

[1]	This Schedule 13G Amendment No. 1 also covers December 31 of each of 2019, 2018, 2017, 2016, 2015, and 2014.

CUSIP No. 247368103

As of December 31, 2020

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF	5.	SOLE VOTING POWER 400,252 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER -0- (See Item 4)
EACH REPORTING PERSON	7.	SOLE DISPOSITIVE POWER 400,252 (See Item 4)
WITH:	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 400,252
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

  Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 400,252 shares of the Issuer’s Common Stock, which constitutes 5.7% of 6,974,660 shares outstanding on December 14, 2020, as reported by Delta Apparel, Inc. in its Definitive Proxy Statement filed on December 17, 2020.

(a)	Amount beneficially owned:

400,252

CUSIP No. 247368103

(b)	Percent of Class:

5.7%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

400,252

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

400,252

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

CUSIP No. 247368103

As of December 31, 2019

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF	5.	SOLE VOTING POWER 527,719 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER -0- (See Item 4)
EACH REPORTING PERSON	7.	SOLE DISPOSITIVE POWER 527,719 (See Item 4)
WITH:	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 527,719
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.6%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 527,719 shares of the Issuer’s Common Stock, which constitutes 7.6% of 6,988,823 shares outstanding on December 13, 2019, as reported by Delta Apparel, Inc. in its Definitive Proxy Statement filed on December 17, 2019.

(a)	Amount beneficially owned:

527,719

CUSIP No. 247368103

(b)	Percent of Class:

7.6%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

527,719

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

527,719

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

CUSIP No. 247368103

As of December 31, 2018

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF	5.	SOLE VOTING POWER 560,688 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER -0- (See Item 4)
EACH REPORTING PERSON	7.	SOLE DISPOSITIVE POWER 560,688 (See Item 4)
WITH:	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 560,688
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.0%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 560,688 shares of the Issuer’s Common Stock, which constitutes 8.0% of 6,982,169 shares outstanding on December 14, 2018, as reported by Delta Apparel, Inc. in its Definitive Proxy Statement filed on December 21, 2018.

(a)	Amount beneficially owned:

560,688

CUSIP No. 247368103

(b)	Percent of Class:

8.0%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

560,688

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

560,688

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

CUSIP No. 247368103

As of December 31, 2017

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF	5.	SOLE VOTING POWER 540,155 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER -0- (See Item 4)
EACH REPORTING PERSON	7.	SOLE DISPOSITIVE POWER 540,155 (See Item 4)
WITH:	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 540,155
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.5%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 540,155 shares of the Issuer’s Common Stock, which constitutes 7.5% of 7,211,374 shares outstanding on January 24, 2018, as reported by Delta Apparel, Inc. in its Quarterly Report on Form 10-Q filed on February 5, 2018.

(a)	Amount beneficially owned:

540,155

CUSIP No. 247368103

(b)	Percent of Class:

7.5%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

540,155

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

540,155

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

CUSIP No. 247368103

As of December 31, 2016

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF	5.	SOLE VOTING POWER 515,503 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER -0- (See Item 4)
EACH REPORTING PERSON	7.	SOLE DISPOSITIVE POWER 515,503 (See Item 4)
WITH:	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 515,503
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 515,503 shares of the Issuer’s Common Stock, which constitutes 6.8% of 7,608,306 shares outstanding on January 24, 2017, as reported by Delta Apparel, Inc. in its Quarterly Report on Form 10-Q filed on February 6, 2017.

(a)	Amount beneficially owned:

515,503

CUSIP No. 247368103

(b)	Percent of Class:

6.8%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

515,503

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

515,503

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

CUSIP No. 247368103

As of December 31, 2015

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF	5.	SOLE VOTING POWER 488,550 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER -0- (See Item 4)
EACH REPORTING PERSON	7.	SOLE DISPOSITIVE POWER 488,550 (See Item 4)
WITH:	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 488,550
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.3%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The total securities reported is 488,550 shares of the Issuer’s Common Stock, which constitutes 6.3% of 7,747,557 shares outstanding on January 27, 2016, as reported by Delta Apparel, Inc. in its Quarterly Report on Form 10-Q filed on February 9, 2016.

(a)	Amount beneficially owned:

488,550

CUSIP No. 247368103

(b)	Percent of Class:

6.3%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

488,550

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

488,550

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

CUSIP No. 247368103

As of December 31, 2014

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert W. Humphreys
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF	5.	SOLE VOTING POWER 706,545 (See Item 4)
SHARES BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER -0- (See Item 4)
EACH REPORTING PERSON	7.	SOLE DISPOSITIVE POWER 706,545 (See Item 4)
WITH:	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 706,545
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.7%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

CUSIP No. 247368103

Item 1.

(a)	Name of Issuer:

Delta Apparel, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

322 South Main Street

Greenville, SC 29601

Item 2.

(a)	Names of Persons Filing:

Robert W. Humphreys

(b)	Address of Principal Business Office or, if None, Residence:

322 South Main Street

Greenville, SC 29601

(c)	Citizenship:

USA

(d)	Title of Class of Securities:

Common Stock ($0.01 par value)

(e)	CUSIP Number:

247368103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Robert W. Humphreys. The aggregate amount beneficially owned is 706,545 shares of the Issuer’s Common Stock, which constitutes 8.7% of 7,891,553 shares outstanding on January 30, 2015, as reported by Delta Apparel, Inc. in its Quarterly Report on Form 10-Q filed on February 5, 2015. The aggregate amount beneficially owned by Robert W. Humphreys includes 456,545 shares of the Issuer’s Common Stock (5.6%) and 250,000 shares (3.1%), which he could acquire through the exercise of stock options.

(a)	Amount beneficially owned:

706,545

CUSIP No. 247368103

(b)	Percent of Class:

8.7%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

706,545

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

706,545

(iv)	Shared power to dispose or to direct the disposition of

-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

CUSIP No. 247368103

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2021

ROBERT W. HUMPHREYS

/s/ Robert W. Humphreys
Robert W. Humphreys